Exhibit 99.1

The Lubrizol Corporation

29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298

News Release

FOR RELEASE: Immediately

FROM:	Financial/Investor Contact	Media Contact
	Mark Sutherland	Julie Young
	440/347-1206	440/347-4432
Web Site: www.lubrizol.com

Lubrizol Announces Fourth Quarter and Full Year 2008 Results

•	Record 2008 revenues of $5.03 billion increased 12 percent compared with prior year

•	Fourth quarter revenues of $1.09 billion declined 5 percent from prior year largely due to lower volume

•	Fourth quarter preliminary non-cash goodwill impairment charge of $325 million negatively impacted results as reported

•	Earnings guidance for 2009 EPS provided at $3.48 to $3.88, including restructuring charges of $0.12; excluding these charges, 2009 EPS as adjusted projected at $3.60 to $4.00

CLEVELAND, OH, February 5, 2009 – The Lubrizol Corporation (NYSE: LZ) announced a consolidated loss for the fourth quarter ended December 31, 2008 of $243 million, or $3.59 per diluted share, including pre-tax restructuring and estimated impairment charges of $331 million, or $4.30 per diluted share, and a write-off of acquired in-process research and development for $1.6 million, or $.01 per diluted share. The restructuring and impairment charges consisted primarily of a $325 million preliminary non-cash goodwill impairment charge related to the company’s Performance Coatings and Engineered Polymers product lines as announced on January 16, 2009. Comparable earnings for the fourth quarter of 2007 were $59.7 million, or $.86 per diluted share, which included pre-tax restructuring and impairment charges of $0.9 million, or $.01 per diluted share.

Fourth Quarter Consolidated Results

Consolidated revenues for the fourth quarter decreased 5 percent to $1.09 billion compared with $1.15 billion in the fourth quarter of 2007. The year-over-year decrease in revenues was attributable to lower volume and unfavorable currency that more than offset improvement in the combination of price and product mix. Included in these factors was the incremental impact from the refrigeration lubricants acquisition completed in November 2007, which had a small contribution to consolidated revenues in the fourth quarter of 2008.

Excluding the special charges in both periods, adjusted earnings were $50.0 million, or $.74 per diluted share, for the fourth quarter of 2008 compared with $60.3 million, or $.87 per diluted share, for the fourth quarter of 2007.

Commenting on the results, CEO James Hambrick stated, “As we advised in our earnings guidance issued last month, both of Lubrizol’s operating segments experienced significant and sudden declines in volume at year end due to the weak global economy and inventory reductions by some of our customers. Nevertheless, I am pleased with our accomplishments in 2008, particularly our ability to successfully manage through a period of unprecedented material cost volatility.”

Lower volume was the most significant factor in the 15 percent decrease in adjusted earnings per share for the fourth quarter of 2008 compared with the prior-year quarter. Other negative factors were higher raw material costs and unfavorable currency impact. The unfavorable factors to earnings offset improvement in the combination of price and product mix, reduced selling, technical, administrative and research (STAR) expenses and lower manufacturing costs.

Fourth Quarter Segment Results

In the fourth quarter of 2008, Lubrizol Additives segment revenues of $789 million were 1 percent higher than the fourth quarter of 2007. Compared with the year-earlier quarter, the increase in revenues was attributable to improvement in the combination of price and product mix, which offset a volume decrease and an unfavorable currency impact. The incremental impact from the 2007 refrigeration lubricants acquisition had a small contribution to segment revenues in the fourth quarter of 2008. The decrease in volume largely was equivalent across all geographic regions and was attributable to economic weakness as well as inventory destocking. Compared with the prior-year quarter, Lubrizol Additives segment operating income increased to $93 million in the fourth quarter of 2008 reflecting positive contributions from the improvement in the combination of price and product mix and lower STAR expenses. These positive factors partially were offset by lower volume and higher unit raw material and operating costs.

The Lubrizol Advanced Materials segment reported revenues of $298 million in the fourth quarter of 2008, a decrease of 18 percent compared with the prior-year results, as lower volumes and unfavorable currency more than offset the improvement in the combination of price and product mix. All product lines in the segment experienced double-digit volume declines, particularly in North America, as this segment also was impacted significantly by weak product demand and some inventory destocking. The Lubrizol Advanced Materials segment recorded an operating loss of $1.5 million in the fourth quarter of 2008 compared with operating income of $21 million in the fourth quarter of 2007. This year-over-year decrease in operating income primarily was due to the lower volume and higher raw material costs. These factors offset improvement in the combination of price and product mix and lower STAR expenses.

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Consolidated 2008 Results

For the full year of 2008, consolidated revenues increased 12 percent to a record $5.03 billion compared with $4.50 billion for the full year of 2007. Consolidated loss for the full year of 2008 was $28 million, or $.41 per diluted share, including preliminary pre-tax restructuring and impairment charges of $356 million, or $4.48 per diluted share, and a $1.6 million, or $.01 per diluted share, write-off for in-process research and development (IPR&D) that accompanied the thermoplastic polyurethane business acquisition that closed on December 31, 2008. Earnings for the full year of 2007 were $283 million, or $4.05 per diluted share, including pre-tax restructuring and impairment charges of $1.5 million, or $.01 per diluted share. Excluding the restructuring and impairment charges from the respective periods and the IPR&D write-off, earnings of $4.09 per diluted share increased 1 percent in 2008 compared with $4.06 per diluted share for the full year of 2007.

Included in the full-year restructuring and impairment charges for 2008 is a preliminary estimate of goodwill impairment. As the company indicated in the January 16, 2009 earnings guidance announcement, this estimate of $325 million in goodwill impairment will be refined prior to the filing of the company’s 2008 Form 10-K after valuation procedures have been completed.

Cash flow from operations for the year ended 2008 was $218 million compared with $476 million for the year ended 2007. The reduction in cash flow from operations from the prior year primarily was driven by higher year-end inventory quantities and inventory costs, reflecting the impact of raw material cost increases during the year. The company repurchased $75 million in shares outstanding through the first nine months of 2008 under the company’s share repurchase authorization, but suspended the program in the fourth quarter of 2008. Lubrizol repaid with cash $200 million in senior notes that were due on December 1, 2008.

Financing Activities

On January 27, 2009, the company completed the issuance of $500 million of 8.875% senior notes due February 1, 2019. Proceeds from the offering will be used to retire at maturity $382 million of notes due October 1, 2009 and for general corporate purposes. On February 2, 2009, the company closed a $150 million three-year bank term loan. Proceeds from the bank term loan will be used for general corporate purposes and to finance the acquisition of The Dow Chemical Company’s thermoplastic polyurethane business, which closed on December 31, 2008.

Earnings Outlook

The company issued full-year 2009 earnings guidance in the range of $3.48 to $3.88 per diluted share, including restructuring charges of $0.12 per diluted share related to cost reductions announced in the first quarter of 2009 and the closing of a Canadian additives blending facility. Excluding the restructuring and impairment charges in both years, the company projects adjusted earnings in the range of $3.60 to $4.00 per diluted share compared with 2008 adjusted earnings of $4.09 per diluted share.

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Key assumptions for this guidance include:

•	Overall volume decline of approximately 10 percent compared with 2008;

•	STAR expenses approximately 4 percent lower compared with 2008;

•	Consolidated adjusted EBIT growth in the range of 0 to 9 percent compared with 2008;

•	Net interest expense of approximately $110 million, including approximately $23 million of negative carry associated with the pre-funding of the October 2009 debt maturity; and

•	Capital expenditures of approximately $160 million to $170 million.

Regarding the earnings outlook, Hambrick added, “We know 2009 will be a difficult year in many respects. In fact, the year-over-year decline in volume likely will be one of our worst since the early 1980’s. We do project that some product areas, particularly in Additives, may benefit from some modest inventory replenishment. However, volumes in other product areas, such as Performance Coatings and TempRite® Engineered Polymers, will remain weak until key markets, such as construction and vehicle production, recover.

“We have already initiated reductions in our operating and capital budgets for 2009 compared with 2008. These reductions, along with our margin management initiatives, are projected to blunt some of the worst effects of this difficult environment and allow us to deliver flat-to-up operating income for the year. If economic conditions deteriorate further, we are prepared to implement additional measures as necessary.”

Continued Hambrick, “Our balance sheet is strong and we have ample resources to execute our long-term strategy. We will continue to focus on improving operating efficiency and enhancing our ability to innovate new products. We will persevere and ultimately emerge from this downturn an even stronger company.”

Conference Call on the Web

An audio webcast of the fourth quarter earnings conference call with investors will be available today live at 11:00 a.m. Eastern time on the investor earnings release page of www.lubrizol.com and will be archived for 30 days. Following the call, a transcript will be posted on the investor earnings release page of the Web site.

About The Lubrizol Corporation

The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers’ products in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.

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With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 19 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 6,970 employees worldwide. Revenues for 2008 were $5.0 billion. For more information, visit www.lubrizol.com.

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This release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company’s operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this release include, but are not limited to, the company’s ability to raise prices in an environment of increasing raw material costs; conditions affecting the company’s customers, suppliers and the industries that it serves; competitors’ responses to the company’s products; the impact of our current capital structure on our ability to access the capital markets in the future; changes in accounting, tax or regulatory practices or requirements; and other factors that are set forth in the company’s most recently filed reports with the Securities and Exchange Commission. The forward-looking statements contained herein represent the company’s judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. The company assumes no obligations to update the statements contained in this release.

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THE LUBRIZOL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Millions Except Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenues	$1,087.6	$1,146.3	$5,027.8	$4,499.0
Cost of sales	849.1	875.1	3,906.5	3,378.1

Gross profit	238.5	271.2	1,121.3	1,120.9

Selling and administrative expenses	96.2	112.8	417.7	422.2
Research, testing and development expenses	55.3	57.5	220.9	218.9
Amortization of intangible assets	6.2	6.6	27.0	24.3
Write-off of acquired in-process research and development	1.6	—	1.6	—
Restructuring and impairment charges	330.9	0.9	356.0	1.5
Other (income) expense – net	(9.0)	0.9	(15.4)	(8.8)
Interest expense – net	16.1	14.4	65.7	63.8

Income (loss) before income taxes	(258.8)	78.1	47.8	399.0
Provision (credit) for income taxes	(15.8)	18.4	75.9	115.6

Net (loss) income	$(243.0)	$59.7	$(28.1)	$283.4

Basic (loss) earnings per share:	$(3.59)	$0.87	$(0.41)	$4.10

Diluted (loss) earnings per share:	$(3.59)	$0.86	$(0.41)	$4.05

Weighted-average common shares outstanding:
Basic	67.6	68.8	68.1	69.2

Diluted	67.6	69.6	68.1	70.0

THE LUBRIZOL CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Millions of Dollars)

	December 31,
	2008	2007
Assets
Cash and cash equivalents	$186.2	$502.3
Investments	9.8	—
Receivables	608.5	665.9
Inventories	814.6	600.0
Other current assets	80.8	79.1

Total current assets	1,699.9	1,847.3

Property and equipment – net	1,197.6	1,161.5
Goodwill and intangible assets – net	1,181.1	1,552.1
Investments and other assets	90.8	82.9

Total	$4,169.4	$4,643.8

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$391.2	$204.9
Accounts payable	350.4	404.8
Accrued expenses and other current liabilities	279.7	275.0

Total current liabilities	1,021.3	884.7

Long-term debt	954.6	1,223.9
Other noncurrent liabilities	570.9	521.5

Total liabilities	2,546.8	2,630.1

Minority interest in consolidated companies	60.9	62.4

Shareholders’ equity	1,561.7	1,951.3

Total	$4,169.4	$4,643.8

THE LUBRIZOL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Millions of Dollars)

	Year Ended December 31,
	2008	2007
Cash provided by (used for):
Operating activities:
Net (loss) income	$(28.1)	$283.4
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation and amortization	173.5	161.4
Deferred income taxes	(31.6)	20.2
Deferred compensation	8.4	20.5
Restructuring and impairment charges	345.4	3.6
Net change in working capital	(247.1)	(3.2)
Other items – net	(2.5)	(9.5)

Total operating activities	218.0	476.4

Investing activities:
Capital expenditures	(202.6)	(182.8)
Acquisitions	(60.5)	(140.3)
Net proceeds from sales of property and equipment and divestitures	1.3	14.5
Other items – net	(11.9)	(1.2)

Total investing activities	(273.7)	(309.8)

Financing activities:
Changes in short-term debt – net	4.8	(3.6)
Repayments of long-term debt	(200.3)	(114.0)
Proceeds from the issuance of long-term debt	108.2	—
Dividends paid	(83.5)	(80.0)
Common shares purchased	(75.1)	(100.3)
Proceeds from the exercise of stock options	3.8	28.2
Tax benefit from the exercise of stock options	2.2	9.7

Total financing activities	(239.9)	(260.0)

Effect of exchange rate changes on cash	(20.5)	20.0

Net decrease in cash and cash equivalents	(316.1)	(73.4)

Cash and cash equivalents at the beginning of year	502.3	575.7

Cash and cash equivalents at the end of year	$186.2	$502.3

THE LUBRIZOL CORPORATION

SEGMENT INFORMATION

(In Millions of Dollars)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenues from external customers:
Lubrizol Additives	$789.3	$784.0	$3,541.5	$3,032.8
Lubrizol Advanced Materials	298.3	362.3	1,486.3	1,466.2

Total revenues	$1,087.6	$1,146.3	$5,027.8	$4,499.0

Segment operating income:
Lubrizol Additives	$93.1	$87.9	$427.3	$398.4
Lubrizol Advanced Materials	(1.5)	20.8	88.8	134.4

Total segment operating income	91.6	108.7	516.1	532.8

Corporate expenses	(10.0)	(16.3)	(60.7)	(73.3)
Corporate other income – net	8.2	1.0	15.7	4.8
Restructuring and impairment charges	(330.9)	(0.9)	(356.0)	(1.5)
Write-off of acquired in-process research and development	(1.6)	—	(1.6)	—
Interest expense – net	(16.1)	(14.4)	(65.7)	(63.8)

Income (loss) before income taxes	$(258.8)	$78.1	$47.8	$399.0

Note: In the fourth quarter of 2008, we reorganized our reporting structure among the Lubrizol Additives and Lubrizol Advanced Materials operating segments related to two businesses, the AMPS® specialty monomer business and the ADEXTM explosives emulsifier business. We made this change in order to better align the businesses with others of similar asset and technology base in the Lubrizol Additives segment. The effective date of this reporting change was October 1, 2008, so the fourth quarter results, as well as full year results, in both years reflect this realignment.

THE LUBRIZOL CORPORATION

Supplemental Financial Information

For the Three Months and Years Ended December 31, 2008 and 2007

Reconciliation of Earnings (Loss) to Earnings As Adjusted

(In Millions of Dollars, Except Per Share Data)

Earnings as adjusted (Non-GAAP) is a measure of income that differs from earnings measured in accordance with generally accepted accounting principles (“GAAP”). Earnings as adjusted (Non-GAAP) is net (loss) income per our consolidated results, adjusted for exclusion of restructuring and impairment charges and the write-off of acquired in-process research and development. Management believes that both net income (loss) and earnings as adjusted for exclusion of these special charges assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using net (loss) income and earnings as adjusted.

	Three Months Ended December 31, 2008			Three Months Ended December 31, 2007
	Income (Loss) Before Tax	Income (Loss) After Tax	Diluted EPS	Income Before Tax	Income After Tax	Diluted EPS
Earnings (loss)	$(258.8)	$(243.0)	$(3.59)	$78.1	$59.7	$0.86

Adjustments:
Restructuring and impairment charges	330.9	292.0	4.30	0.9	0.6	0.01
Write-off of acquired in-process research and development	1.6	1.0	0.01	—	—	—
Pro forma effect of dilution on earnings as adjusted*			0.02			—

Earnings as adjusted (Non-GAAP)	$73.7	$50.0	$0.74	$79.0	$60.3	$0.87

	Year Ended December 31, 2008			Year Ended December 31, 2007
	Income Before Tax	Income (Loss) After Tax	Diluted EPS	Income Before Tax	Income After Tax	Diluted EPS
Earnings (loss)	$47.8	$(28.1)	$(0.41)	$399.0	$283.4	$4.05

Adjustments:
Restructuring and impairment charges	356.0	307.9	4.48	1.5	0.8	0.01
Write-off of acquired in-process research and development	1.6	1.0	0.01	—	—	—
Pro forma effect of dilution on earnings as adjusted*			0.01			—

Earnings as adjusted (Non-GAAP)	$405.4	$280.8	$4.09	$400.5	$284.2	$4.06

*	Our loss per share for generally accepted accounting principles (GAAP) does not allow for the inclusion of the dilutive effect of shares in the denominator of our per share calculation since this effect would result in a reduction of the loss per share. The per share impact of the adjustments is reflected as if the dilutive shares were used in the denominator of the earnings per share calculation of each adjustment. The pro forma effect of dilution on earnings as adjusted is included in the reconciliation of our Non-GAAP measure so that earnings as adjusted reflects the impact of any applicable dilutive shares.

THE LUBRIZOL CORPORATION

Supplemental Financial Information

For the Three Months and Years Ended December 31, 2008 and 2007

Reconciliation of Net Income (Loss) to Earnings (Loss) Before Interest and Taxes

(EBIT), and Before Restructuring and Impairment Charges (Adjusted EBIT)

(in millions of dollars)

Earnings (loss) before interest and taxes (EBIT) (Non-GAAP) and earnings before interest, taxes, restructuring and impairment charges and the write-off of acquired in-process research and development (Adjusted EBIT) (Non-GAAP) is a measure of income that differs from net (loss) income measured in accordance with generally accepted accounting principles (GAAP). EBIT is defined as net (loss) income per our consolidated results, adjusted for interest expense—net and the provision for income taxes. EBIT is further adjusted for restructuring and impairment charges and the write-off of acquired in-process research and development to derive Adjusted EBIT. Management believes that net (loss) income, EBIT and Adjusted EBIT assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using net (loss) income, EBIT and Adjusted EBIT.

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net (loss) income	$(243.0)	$59.7	$(28.1)	$283.4
Add back:
Interest expense - net	16.1	14.4	65.7	63.8
Provision (credit) for income taxes	(15.8)	18.4	75.9	115.6

Earnings (loss) before interest and taxes (EBIT)	(242.7)	92.5	113.5	462.8

Restructuring and impairment charges	330.9	0.9	356.0	1.5
Write-off of acquired in-process research and development (IPR&D)	1.6	—	1.6	—

Earnings before interest, taxes, restructuring and impairment charges and the write-off of acquired IPR&D (Adjusted EBIT)	$89.8	$93.4	$471.1	$464.3